   As filed with the Securities and Exchange Commission on September 8, 1995.
                                                     Registration No. 33-61115.
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                AMENDMENT NO. 2

                                       to

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
             (Exact name of registrant as specified in its charter)

         PENNSYLVANIA                                 23-6216339
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                       455 Pennsylvania Avenue, Suite 135
                      Fort Washington, Pennsylvania 19034
                                 (215) 542-9250
   (Address, including zip code and telephone number, including area code, of registrant's principal executive office)

                               JONATHAN B. WELLER
                     President and Chief Operating Officer
                   Pennsylvania Real Estate Investment Trust
                       455 Pennsylvania Avenue, Suite 135
                      Fort Washington, Pennsylvania 19034
                                 (215) 542-9250
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ------------

                                    Copy to:
                           MICHAEL J. KLINE, ESQUIRE
                  Cohen, Shapiro, Polisher, Shiekman and Cohen
                              12 South 12th Street
                             Philadelphia, PA 19107
                                 (215) 351-2061

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and from time to time thereafter as determined by market conditions.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                                   Proposed         Proposed
                                                   maximum          maximum
                                                   offering price   aggregate     Amount of
Title of each class of securities   Amount to be   per              offering      registration
to be registered (1)                registered(2)  share(3)         price(2)(3)   fee
----------------------------------------------------------------------------------------------
Debt Securities. . . . . . . . .
Preferred Shares of Beneficial
 Interest(4) . . . . . . . . . .    $200,000,000      (6)           $200,000,000  $68,966
Shares of Beneficial Interest,
 $1.00 par value(5). . . . . . .
Share Warrants . . . . . . . . .
Shareholder Rights . . . . . . .
==============================================================================================

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================
                                                        (footnotes on next page)

(Footnotes continued from previous page)

     (1) This Registration Statement also covers contracts which may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities, Preferred Shares, Shares, Share Warrants or Shareholder Rights. Such contracts would be issued with the Debt Securities, Preferred Shares, Shares, Share Warrants and/or Shareholder Rights covered hereby. In addition, Securities registered hereunder may be sold separately, together or as units with other Securities registered hereunder.

     (2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).

     (3) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Shares or Preferred Shares that are issued upon conversion of Debt Securities or Preferred Shares registered hereunder, as the case may be. The aggregate maximum offering price of all Securities issued pursuant to this Registration Statement will not exceed $200,000,000.

     (4) Such indeterminate number of Preferred Shares as may from time to time be issued at indeterminate prices or issuable upon conversion of Debt Securities.

     (5) Such indeterminate number of Shares as may from time to time be issued at indeterminate prices or issuable upon conversion of Debt Securities or Preferred Shares registered hereunder or upon exercise of Share Warrants and/or Shareholder Rights registered hereunder, or pursuant to a dividend or interest reinvestment plan or shareholder investment plan, as the case may be.

     (6) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities had been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any State in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such State.

                             Subject to Completion
                   Preliminary Prospectus dated September 8, 1995

PROSPECTUS
----------

                                  $200,000,000

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

         DEBT SECURITIES, PREFERRED SHARES, SHARES, SHARE WARRANTS AND
                               SHAREHOLDER RIGHTS

Pennsylvania Real Estate Investment Trust (the "Trust") may from time to time offer in one or more series of (i) unsecured debt securities ("Debt Securities"), (ii) preferred shares of beneficial interest ("Preferred Shares"),
(iii) shares of beneficial interest, $1.00 par value ("Shares"), (iv) warrants exercisable for Shares ("Share Warrants") and (v) shareholder rights exercisable for Shares ("Rights"), with an aggregate public offering price of up to $200,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Shares, Share Warrants and Shareholder Rights (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be described in one or more supplements in this Prospectus (a "Prospectus Supplement").

The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global) authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Trust or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Shares or Shares of the Company, covenants and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Shares, any initial public offering price; (iv) in the case of Share Warrants, the specific title and aggregate number, and the issue price and the exercise price; and (v) in the case of Shareholder Rights, the date for determining the shareholders entitled to the distribution, aggregate number of Shares purchasable, exercise price and date of expiration. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Trust as a real estate investment trust for federal income tax purposes.

The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

The Securities may be offered directly, through agents designated from time to time by the Trust, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

            See "Certain Risk and Other Factors" for certain factors
                  relating to an investment in the Securities.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


           THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

          The date of this Prospectus is                        , 1995.
                                        ------------------------

                           AVAILABLE INFORMATION


     The Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Trust may be copied and inspected at the Public Reference Facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Trust's shares of beneficial interest ("Shares") are listed on the American Stock Exchange and such reports, proxy statements and other information concerning the Trust can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10002.

     The Trust has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Trust and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Trust under the Exchange Act with the Commission and are incorporated herein by reference:

     1. The Trust's Annual Report on Form 10-K for the fiscal year ended August 31, 1994 (the "10-K").

     2. (i) The Trust's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1994, as amended, February 28, 1995 and May 31, 1995.

          (ii) The Trust's current report on Form 8-K dated November 10, 1994.

     3. The description of the Trust's Shares of Beneficial Interest contained in Registration Statements filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Trust will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Pennsylvania Real Estate Investment Trust, 455 Pennsylvania Avenue, Suite 135, Ft. Washington, Pennsylvania 19034,
Attention: Robert G. Rogers, Executive Vice President.
Telephone: (215)542-9250.

                                   THE TRUST

     The Trust is a self-administered equity real estate investment trust engaged in the business of acquiring, managing and developing for current yield and long term appreciation real estate and interests in real estate directly or through subsidiaries, partnerships and joint ventures. The Trust's principal real estate assets at May 31, 1995 consisted of interests in 49 properties located principally in the eastern United States with 20 properties in Pennsylvania and 15 properties in Florida. The Trust's properties consist of 19 shopping centers with an aggregate of 4,798,000 square feet and 20 apartment complexes with an aggregate of 7,337 units. The Trust's investments also include interests in 6 industrial and warehouse properties and 4 parcels of unimproved land. The term "Properties" herein means all of the Trust's real estate assets.

     The Trust has elected and conducts its operations in a manner intended to comply with the requirements for qualification as a real estate investment trust under the Real Estate Investment Trust Act of 1960, Sections 856-60 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, a real estate investment trust which meets certain requirements is not subject to Federal income tax on the portion of its taxable income which is distributed to its shareholders, if, inter alia, at least 95% of its real estate investment trust taxable income, excluding any net capital gain, is so distributed.

     The Trust has adopted a strategy designed to expand its multi-family and shopping center portfolios through the acquisition of 100% interests in properties that the Trust believes can realize enhanced cash flow through capital improvements and skilled in-house management. During the past year the Trust has enlarged its management staff for multi-family properties and acquired management information systems as the initial steps in implementing this strategy. The Trust is now considering the personnel and technology support required to create a similar in-house shopping center management team. A portion of the proceeds from the sale of Securities described herein may be used to acquire assets and management to accomplish this objective.

     The Trust is an unincorporated association in business trust form created in Pennsylvania pursuant to a Trust Agreement dated December 17, 1960, as amended and restated on December 16, 1987. Since its inception it has been self-administered by its trustees. The Trust's principal executive offices are located at 455 Pennsylvania Avenue, Suite 135, Fort Washington, PA 19034.
Telephone: (215) 542-9250. The Trust has a regional property management office at its Boca Palms Apartments in Boca Raton, Florida.

     The Trust has paid 73 consecutive regularly scheduled cash distributions since its initial distribution in August 1962, each of which has been equal to or greater than the prior distribution. Since August 31, 1994 the Trust has paid three quarterly distributions, each of which has been $.47 per share.

                         CERTAIN RISK AND OTHER FACTORS

     Prospective investors should carefully consider, among other factors, the risk and other matters described below.

Real Estate Investment Risks

     General. Real property investments are subject to varying degrees of risk. The returns available from equity investments in real estate as well as the Trust's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Trust's income from retail or multifamily properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or apartments in the area and the attractiveness of the properties to shoppers, residents and tenants. In addition, income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment by the Trust in a property (such as mortgage payments, if any, real estate taxes and maintenance costs) also are generally not reduced when circumstances cause a reduction in income from the property.

     The success of the Trust depends, among other factors, upon general economic conditions, population trends, real estate fluctuations, income tax laws, governmental regulations, availability and costs of financing, construction costs, increases or decreases in operating expenses, zoning laws and the ability of the Trust to keep its properties leased at profitable levels.

     Competition. The real estate business is highly competitive. The Trust competes for tenants with other property owners. Competition from single family housing increases when lower interest rates make mortgages more affordable. Increased building of new apartment communities and renovation of older properties provide competition for the Trust's apartments. The Trust also competes in acquiring interests in properties with investors and purchasers of real estate of all types, many of which have greater financial resources, revenues and geographical diversity than those of the Trust, including institutional, private and foreign investors. All of the Trust's shopping center and apartment properties are subject to significant local competition.

     Shopping Centers. The Trust's shopping centers usually are anchored by department stores and/or supermarket and drug store chains. Its shopping centers are located in 6 states, but are principally concentrated in Pennsylvania (13 centers) and Florida (7 centers). As of May 31, 1995, the Trust's shopping centers (both wholly owned and those in which the Trust has an interest through a partnership or joint venture) were 91.5% leased. The Trust computes occupancy percentage for shopping centers as the percentage of total net leasable area for which leases are in effect and, therefore, includes store areas leased where occupancy has not commenced, leases for which some or all payments are delinquent and stores where tenants have vacated but pay rent.

     A substantial portion of the Trust's shopping center income consists of rents received under long-term leases. Most of the shopping center leases provide for payment by tenants of an annual minimum rent and additional rent calculated generally as a percentage of gross sales in excess of a specified amount ("percentage rent"). The shopping center leases usually contain (i) provisions for a contribution by tenants to the cost of maintaining common areas and (ii) real estate tax escalation clauses under which the tenant bears its proportionate share of increases in or total real estate taxes. While tenant contributions historically have not covered all costs required to maintain common areas, the ownership seeks to have new leases provide for full recovery of these costs from tenants. In difficult economic times or in strongly competitive environments, the shopping center owner may have to offer concessions or negotiate leases in which the tenant pays a lower rental or less than its pro rata share of operating costs and taxes. Modifications of lease terms may be necessary where tenants are unable to comply fully with their lease obligations. When interest rates are high it is more difficult for retail tenants to afford financing for inventory, store fixtures, renovations and additional store locations.

     Apartments. The Trust has an interest in 20 communities containing 7,337 residential apartment units. These apartment communities are in 8 states. As of May 31, 1995, the average occupancy rate for apartment units (both wholly owned and in which the Trust has an interest through a partnership or joint venture) was 96.0%. The Trust computes occupancy rate as the number of occupied apartments and, therefore, includes models, employee-occupied units and units for which payments are delinquent. The apartment units are generally rented for one year.

     Renewal of Leases and Reletting of Space. The Trust is subject to the risks that upon expiration of leases for space located at the properties, the leases may not be renewed, the space may not be relet or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Although the Trust has established an annual budget for renovation and reletting expenses that it believes is reasonable in light of each Property's operating history and local market characteristics, no assurance can be given that this budget will be sufficient to cover these expenses. If the Trust is unable to promptly relet or renew leases for all or substantially all of the space at its properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Trust's reserves for these purposes prove inadequate, then the Trust's cash provided by operating activities and ability to make expected distributions to shareholders or debt service payments could be adversely affected.

Financing

     The Trust is subject to the risks associated with debt financing, including the risk that the Trust's cash provided by operating activities will be insufficient to meet required payments of principal and interest, the risks of rising interest rates on the Trust's floating rate debt, the risk that the Trust will not be able to prepay or refinance existing indebtedness on encumbered properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Trust is unable to secure refinancing of such indebtedness on acceptable terms, the Trust might be forced to dispose of properties or interests therein upon disadvantageous terms, which might result in losses to the Trust and might adversely affect the cash flow available for distribution to equity holders or debt service. In addition, if a property is mortgaged to secure payment of indebtedness and the Trust (or the operating entity) is unable to meet mortgage payments, the mortgage securing such property could be foreclosed upon or the property could be otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Trust.

     A significant reduction in or withdrawal of its credit facility could, if not replaced by a similar credit facility, have a material effect on the Trust's operations. The Trust expects to continue open- account borrowing for acquisitions, renovations and capital improvements to its Properties and has used its general credit to guarantee obligations of partnerships or joint ventures in which it has an interest. If the credit markets tighten, the Trust may encounter resistance from lenders when it seeks financing or refinancing for some of its projects. No assurance can be given as to the availability of financing for any particular project or the terms upon which it may be obtained.

     The credit facility requires the Trust to meet a variety of financial covenants so long as any borrowing remains outstanding, including (i) a limitation on the level of consolidated liabilities as a ratio to adjusted consolidated income as defined in the facility agreement ("Adjusted Income"),
(ii) the achievement of a minimum level of Adjusted Income computed quarterly on a rolling four fiscal quarters basis, (iii) the maintenance of a minimum level of unencumbered Adjusted Income computed quarterly on a rolling four fiscal quarters basis, (iv) the maintenance of tangible net worth at minimum prescribed levels, (v) the maintenance of a minimum ratio of Adjusted Income to actual debt service computed quarterly on a rolling four fiscal quarters basis and (vi) the maintenance as of the last day of each fiscal quarter of a minimum ratio of Adjusted Income to pro forma debt service. The credit facility also limits the amount of dividends or other distributions that may be paid in any fiscal year to shareholders to the amount of funds from operations (as defined) plus $5,000,000.

     To the extent that the Trust fails to meet any one or more of these financial covenants or other covenants respecting the credit facility, the Trust would be in default unless the lenders, in their sole discretion, were to waive such defaults or the Trust were able to secure alternative or substitute financing. Because there can be no assurance that such waivers or alternative financing can be obtained by the Trust, any default may have a materially adverse effect on the Trust's operations and financial condition.

      The profitability of each partnership or joint venture subject to short term financing or debt requiring a balloon payment will be affected by its ability to secure long-term financing on satisfactory terms. If satisfactory financing is not made available, the Trust may be required to rely upon its credit lines and other sources of short term financing, equity contributions or the proceeds of refinancing of existing properties (if the same can be arranged on satisfactory terms) in order to satisfy debt obligations. Although the Trust does not own the entire interest in connection with any Property held by a partnership or joint venture, the Trust may be required to pay the full amount of any obligation of such partnership or joint venture which has been guaranteed in whole or in part by the Trust in order to protect its equity interest in such Property. Additionally, the Trust may determine to pay obligations of a partnership or joint venture in order to protect its equity interest in its assets.

     The Trust is exploring the sale of certain of its Properties with a view to reallocating capital to its primary apartment and shopping center business.

Dependence on Primary Markets and Economic Factors

     All but two of the Trust's 49 Properties are located in the eastern United States, with 20 of the Properties located in Pennsylvania and 15 in Florida. The Trust's performance and its ability to make distributions to shareholders or debt service payments could be adversely affected by economic conditions in the East and in Florida and Pennsylvania in particular, including changes which could result in the ability of some existing tenants of the Trust's Properties to meet their lease obligations.

     The success of the Trust depends, among other factors, upon general economic conditions and on the conditions in those areas where the Trust's Properties are located, population trends, real estate fluctuations, income tax laws, governmental regulations, availability and costs of financing, construction costs, increases or decreases in operating expenses, zoning laws and the ability of the Trust to keep its Properties leased at profitable levels.

     Many of the Properties in which the Trust has an interest were constructed more than 15 years ago. Such properties usually involve greater maintenance costs. Ultimately, the Properties may generate lower rentals because of obsolescence and may require significant capital expense for renovations. Some apartments may lack certain amenities which are customarily included in modern construction, such as dishwashers, central air conditioning, microwave ovens and the like. Some facilities may be too large or be constructed in inappropriate proportions for today's market or be too small based on current industry requirements and, thus, more difficult to lease. The Trust customarily renovates Properties when renovation will enhance or maintain their long-term value.

     The effects of inflation upon the Trust's operations and investment portfolio are varied. From the standpoint of revenues, inflation has the dual effect of both increasing the tenant revenues upon which percentage rentals are based and allowing increased fixed rentals to rise generally to reflect higher construction costs on new properties and on renovations and rehabilitation of older properties. This positive effect may be offset by higher operating expenses.


Casualty and Liability Insurance

     The protection of the Trust's assets from natural or other insurable risks requires the maintenance of casualty insurance at sufficient levels. There has been a significant increase in the cost of casualty insurance because of substantial losses sustained by insurance carriers in recent years. While the Trust believes that it has adequate insurance on the Trust's assets, there can be no assurance that the Trust can obtain insurance in the future at acceptable levels and reasonable cost. The Trust would be required to bear the effects of all losses to its Properties that are not adequately covered by insurance.

Possible Environmental Liabilities

     Under various Federal, state and local laws and regulations, the current or a previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with asserted contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow with the real estate as collateral. The owner or operator of a site may be liable under statutory or common law to third parties for damages and injuries resulting from environmental contamination emanating from the site.

     Since 1987, the Trust has conducted a Phase I environmental study on each property it seeks to acquire. Prior to 1987, no environmental studies were done in connection with property acquisitions by the Trust to determine whether hazardous substances existed on the properties.

     The Trust has no way of determining at this time the magnitude of any potential liability to which it may be subject arising out of unknown environmental conditions or violations. This is particularly true with respect to the properties formerly owned by the Trust. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated such property at a time when hazardous or toxic substances were disposed of, or released from, the property. Therefore, a conveyance of the property does not relieve the owner or operator from liability.

     As to five (5) properties, two (2) of which the Trust no longer owns, the Trust or a partnership in which the Trust has an interest has responded to inquiries from environmental authorities. Based on its current knowledge, the Trust does not believe that the future liabilities associated with any of these properties will be material.

     As to two (2) properties in which the Trust currently has an interest, the environmental conditions have not been fully investigated and remediated. At both properties, ground water contamination has been found. At one property, a former tenant is proceeding with additional investigation and testing. At the other property, it has been determined that the ground water contamination is associated with a dry cleaning operation. The Trust submitted an assessment report to the state authorities for approval. While such property may be eligible under a new state law for remediation with state funds, it is unlikely that sufficient funds will be available under the legislation to allow payments for such property.

     There are asbestos-containing materials in many of the Properties, primarily in the form of floor tiles and adhesives. The floor tiles and adhesives are generally in good condition. Fire-proofing material containing asbestos is present at some of the Properties in limited concentrations or in limited areas. At Properties where radon has been identified as a potential concern, the Trust has remediated or is performing additional testing. Based on its current knowledge, the Trust does not believe that the future liabilities associated with asbestos and radon at the foregoing Properties will be material.

     The Trust has no insurance coverage for the types of environmental liabilities described above. On August 31, 1994 an environmental reserve of $580,000 was established for four Properties. Clean-up has been completed at one property. The balance in the reserve fund as of May 31, 1995 was $313,000 which the Trust at this time believes is adequate to cover the Trust's liabilities respecting environmental issues at the remaining three properties.

Certain Considerations Relating to Partnerships and Joint Ventures

     The Trust's strategy is to de-emphasize the joint venture format. Of the 28 properties in which the Trust has a partial interest, 23 are owned by partnerships in which the Trust or its wholly-owned subsidiary is a general partner and 5 are joint ventures in which the Trust has substantially the same powers as a general partner. Under the terms of the partnership or joint venture agreements, major decisions, such as a sale, refinancing or expansion or rehabilitation of the Property, and all leasing decisions, require the consent of all venture partners. There are restrictions on the ability of any venturer to borrow against or dispose of its interest in the venture. Because of the requirement for unanimity, the taking of any action or the making of any decision respecting a joint venture could be significantly delayed. Under the terms of many of the partnership or joint venture agreements to which the Trust is a party, the concurrence of all partners is required to change the property manager. Where the other partner or co-venturer is providing management, effecting such a change could be difficult or even unfeasible, even if the Trust believed the management services were unsatisfactory. Under the terms of some agreements, the Trust has a unilateral right to change management if it has not received its priority distributions for a stated period of time.

     Many of the partnerships in which the Trust has an interest are controlled by one or more partners other than the Trust who oversee the day-to-day development, construction, leasing and management of properties. The Trust's wholly owned apartments are managed by its own staff. If the partnerships' current managers are unable or unwilling to perform their obligations or responsibilities, the Trust's present staff is not of sufficient size to carry out those functions, and the Trust would be obligated to contract with others, perhaps at a substantially increased cost, for such services.

      While the Trust endeavors to maintain good relationships with all of its partners, there have been a few instances in which the Trust has experienced business disagreements with partners on a variety of issues that have not as yet been resolved. Such disagreements have included the failure of a partner to meet a call by the joint venture for the contribution of additional capital, differences in the interpretation of the relative rights and duties of the partners under the joint venture agreement and the commencement of litigation or arbitration to assert its rights by one or more of the partners. The Trust may incur substantial expenses in instituting or defending litigation or achieving a resolution of disputes in an alternative manner. The Trust may also be required to advance funds or make other commitments or arrangements to or on behalf of the venture during the pendency of a dispute in order to preserve its investment. Moreover, there can be no assurance that the resolution by the Trust of a dispute with a partner will be on terms that are favorable to the Trust. See "Legal Proceedings".

Legal Proceedings

     The Trust is a plaintiff or defendant in various cases arising out of its usual and customary business of owning and investing in real estate, both individually and through joint ventures and partnerships. There has been no material change in the status of pending legal proceedings from that which was previously reported in the periodic reports of the Trust which have been filed with the Securities and Exchange Commission and are incorporated herein by reference.

Certain Regulatory Matters

     The ability of the Trust or a partnership or joint venture to expand, rehabilitate or reconstruct a property in the event of a casualty loss or condemnation is affected by local zoning and use laws, environmental statutes and regulations and a variety of other local, state and federal requirements. The Trust may be precluded from taking advantage of economic opportunities presented to it because of the inability to achieve compliance with these requirements in a timely manner. Under the Americans With Disabilities Act and other similar legislation, the Trust's properties may require modification to provide access to persons with disabilities.

Expansion and Acquisition Risks

     The Trust intends to continue expanding and acquiring interests in shopping centers and apartment complexes where it believes that such expansion or acquisition will be profitable or enhance the value of the Trust's portfolio. Expansion of existing properties is subject to a number of risks, including financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of expansion costs in connection with projects that are not pursued to completion. The Trust anticipates that new property expansions and acquisitions will be financed primarily through lines of credit or other forms of secured or unsecured construction financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new developments or acquisitions are undertaken without permanent financing, further expansion or acquisition activities may be curtailed or there may be an adverse effect on cash available for distribution to shareholders or to meet debt service obligations. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment.

Certain Tax Risks

     Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. The Trust (i) believes that it has operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") since its inception and
(ii) intends to continue to so operate. No assurance, however, can be given that the Trust has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly beyond the Trust's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income tax consequences of such qualification to the Trust. If the Trust fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Trust would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See "Federal Income Tax Considerations--Taxation".

     REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Trust generally is required each year to distribute to its shareholders at least 95% of its net taxable income. See "Federal Income Tax Considerations-Taxation--Annual Distribution Requirements". The Trust could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

     Other Tax Liabilities. Even if the Trust qualifies as a REIT, it will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations--Taxation--Other Tax Considerations".

Price Fluctuations of the Shares and Trading Volume; Shares Available for Future Sale

     A number of factors may adversely influence the price of the Trust's Shares in the public markets, many of which are beyond the control of the Trust. These factors include possible increases in market interest rates, which may lead purchasers of Shares to demand a higher annual yield from distributions by the Trust in relation to the price paid for Shares, the relatively low daily trading volume of REITs in general, including the Shares, and any inability of the Trust to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for shares.

     The Trust is authorized to issue an unlimited number of Shares. There are 568,000 Shares of the Trust issued or reserved for issuance pursuant to share option and restricted share plans, and these Shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. The Trust has filed Registration Statements on Form S-8 with the Commission respecting the offer and sale of Shares under its current share option and restricted share plans. No prediction can be made about the effect that future sales of Shares or other Securities will have on the market prices of the Shares or the extent, if any, to which there may be a dilutive effect on the value of the Shares as the result of issuances of Shares pursuant to share option and restricted share plans or other issuances of Securities.

Possible Adverse Consequences of Limits on Ownership of Shares

     For the Trust to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (the "Ownership Limit"). To assist the Trust in meeting this requirement, the Trust may take certain actions to limit the beneficial ownership, directly or indirectly, of the Trust's outstanding equity securities including: (i) requiring the shareholders to disclose in writing such information as to their holdings as the Trustees deem necessary for the foregoing purposes and (ii) if the Trustees, in good faith, are of the opinion that the direct or indirect ownership of Shares has or may become concentrated to an extent contrary to the applicable requirements of the Code, the Trustees are accorded the power to (a) redeem Shares by lot or other means deemed equitable by them for prices determined pursuant to the Trust Agreement and (b) refuse to transfer the Shares. Similar restrictions would exist respecting any Preferred Shares or Debt Securities convertible into Preferred Shares or Shares that the Trust may issue under this Prospectus. While the Trust Agreement allows the Board of Trustees to take appropriate action to maintain the Trust's qualification as a REIT under the Code, there can be no assurance that appropriate action can be taken to avoid or ameliorate a violation of the Ownership Limitation. See "Description of Shares of Beneficial Interest - Limitations on Transfer of Shares" for additional information regarding the Ownership Limit.

Restrictions on Acquisition and Change in Control

     Various provisions of the Trust's Amended and Restated Trust Agreement (the "Trust Agreement") restrict the possibility for acquisition or change in control of the Trust, even if such acquisition or change in control were in the shareholders' interest, including the Ownership Limit, the staggered terms of the Trust's Trustees and, if the Trust Agreement is amended to so provide, the ability of the Trust to issue Preferred Shares.


                              USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement which accompanies this Prospectus, the Trust intends to use the net proceeds of any sale of Securities for general business purposes, including the development and acquisition of additional properties and other acquisition transactions as suitable opportunities arise, the payment of certain outstanding secured or other indebtedness and improvements to certain properties in the Trust's portfolio.

                    RATIO OF EARNINGS TO FIXED CHARGES

     The Trust's ratio of earnings to fixed charges for the nine months ended May 31, 1995 and each of the last five full fiscal years for the Trust are presented below:



   Nine Months Ended
        May 31,                    Fiscal Year Ended August 31,
  -------------------       -------------------------------------------
        1995               1994      1993      1992      1991     1990
        ----               ----      ----      ----      ----     ----
        1.73               1.71      1.92      1.82      1.76     2.02


     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before gains from sales of property, fixed charges less capitalized interest, income associated with the minority interest of one consolidated subsidiary and the outside partners' minority interests in the losses of majority owned unconsolidated partnerships and joint ventures. Fixed charges consist of interest expense (including interest costs capitalized), amortization of debt issuance costs and interest expense associated with the Trust's guarantee of certain debt of an unconsolidated partnership. Earnings and fixed charges are based on both wholly owned Properties and the Trust's share of partnership and joint venture Properties. To date, the Trust is not authorized to issue any Preferred Shares; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are not presented.

                      DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The Forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

General

     The Debt Securities will be direct, unsecured obligations of the Trust and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Trust and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated, and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

     The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as defined below) of the Trust as described under "--Subordination".

     Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Trust or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

          (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) If convertible in whole or in part into Shares or Preferred Shares, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Shares or Preferred Shares receivable on conversion;

          (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Trust in respect of such Debt Securities and the applicable Indenture may be served;

          (9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Trust, if the Trust is to have such an option;

          (10) The obligation, if any, of the Trust to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture:

          (14) Whether such Debt Securities will be issued in certificate or book-entry form;

          (15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

          (17) Whether and under what circumstances the Trust will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Trust will have the option to redeem such Debt Securities in lieu of making such payment; and

          (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). All material federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Trust to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Trust or in the event of a change of control. However, restrictions on ownership and transfers of the Trust's Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Preferred Shares of Beneficial Interest -- Restrictions on Ownership" and "Description of Common Shares of Beneficial Interest -- Restrictions on Transfer". Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Trust that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest, Registration and Transfer

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Trust, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trust may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Trust with respect to any series of Debt Securities, the Trust may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Trust will be required to maintain a transfer agent in each place of payment for such series. The Trust may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Trust nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

Merger, Consolidation or Sale

     The Trust will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Trust shall be the continuing entity, or the successor entity (if other than the Trust) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Trust or any Subsidiary as a result thereof as having been incurred by the Trust or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice by the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

Certain Covenants

     Existence. Except as described above under "Merger, Consolidation or Sale", the Trust will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that the Trust shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

     Maintenance of Properties. The Trust will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Trust may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007).

     Insurance. The Trust will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

     Payment of Taxes and Other Claims. The Trust will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Trust or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Trust or any Subsidiary; provided, however, that the Trust shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

     Provision of Financial Information. Whether or not the Trust is subject to
Section 13 or 15(d) of the Exchange Act, the Trust will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Trust would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Trust were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Trust would have been required so to file such documents if the Trust were so subject. The Trust will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and (ii) file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Trust with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

Additional Covenants and/or Modifications to the Covenants Described Above

     Any additional covenants of the Trust and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

Events of Default, Notice and Waiver

     Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Trust contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Trust or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Trust or any Significant Subsidiary or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 ). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Trust.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Trust (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Trust shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502 ). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513 ).

     Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

     Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Trust will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

Modification of the Indentures

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Trust with certain covenants in such Indenture (Section 1013).

     Modifications and amendments of an Indenture will be permitted to be made by the Trust and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Trust as obligor under such Indenture; (ii) to add to the covenants of the Trust for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Trust in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Shares or Preferred Shares of the Trust; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and (iv) Debt Securities owned by the Trust or any other obligor upon the Debt Securities or any affiliate of the Trust or of such other obligor shall be disregarded.

     Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Trust or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

Subordination

     Upon any distribution to creditors of the Trust in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Trust to make payment of the principal and interest on such Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the Holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Trust receives notice of the default (Section 1602 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be subrogated to the right of Holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Trust may recover more, ratably, than Holders of Subordinated Securities.

     Senior Debt will be defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by the Trust in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Trust for money borrowed or represented by purchase-money obligations, (ii) indebtedness of the Trust evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) obligations of the Trust as lessee under leases of property either made as part of any sale and leaseback transaction to which the Trust is a party or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Trust, (v) indebtedness, obligations and liabilities of others in respect of which the Trust is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Trust has agreed to purchase or otherwise acquire, and (vi) any binding commitment of the Trust to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses
(i) through (vi) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities,
(2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Trust to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (3) the Subordinated Securities. There will not be any restrictions in an Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

     If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Trust's most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

     The Trust may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Trust may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section
1403), in either case upon the irrevocable deposit by the Trust with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Trust has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Trust has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Trust effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Trust would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

Conversion Rights

     The terms and conditions, if any, upon which the Debt Securities are convertible into Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Trust, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Trust's REIT status and the listing of the Shares on the American Stock Exchange ("AMEX").

Redemption of Securities

     The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Trust, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

     From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed.

     If the Trust elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

Global Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

          DESCRIPTION OF PREFERRED SHARES OF BENEFICIAL INTEREST

     The Trust's Trust Agreement does not authorize the issuance of Preferred Shares of beneficial interest. Were the Trust to desire to issue Preferred Shares, the Trust Agreement would be required to be amended. Amendment of the Trust Agreement to authorize the issuance creation of Preferred Shares may only be effected by an affirmative vote of two-thirds of the Board of Trustees but not fewer than four. In certain circumstances AMEX rules would also require that such amendment be approved by the shareholders in order for the Trust to remain in compliance with such rules.

     It is expected that if the amendment described in the foregoing paragraph were adopted, the Board of Trustees may from time to time establish and issue one or more series of Preferred Shares. The Trustees would be authorized to classify or reclassify any unissued Preferred Shares by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. The applicable Prospectus Supplement will describe the terms of any amended Trust Agreement authorizing the issuance of Preferred Shares, and such amended Trust Agreement (or any other instrument defining the rights of the Preferred Shares or the holders thereof) will be filed with, or incorporated by reference as, an Exhibit to the Registration Statement of which such Prospectus Supplement is a part at or prior to the time any offers or sales of such securities (or any class of securities which may be materially affected or qualified by the rights of the holders of the Preferred Shares) are made.


The Board of Trustees

     The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Trust's Trust Agreement, as amended to authorize the issuance of Preferred Shares.

General

     The Board of Trustees would be empowered by the Trust's Trust Agreement to designate and issue from time to time one or more series of Preferred Shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each series of Preferred Shares so issued. Because the Board of Trustees would have the power to establish the preferences and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Shares. The Preferred Shares will, when issued, be fully paid and nonassessable.

     The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms, including:

     (1)  The title and stated value of such Preferred Shares;

     (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

     (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

     (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

     (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

     (6)  The provision for a sinking fund, if any, for such Preferred Shares;

     (7)  The provision for redemption, if applicable, of such Preferred Shares;

     (8)  Any listing of such Preferred Shares on any securities exchange;

     (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Shares of the Trust, including the conversion price (or manner of calculation thereof);

     (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

     (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

     (12) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Trust;

     (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Trust; and

     (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Trust as a REIT.

Rank

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Trust, rank (i) senior to all classes or series of Shares of the Trust, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Trust the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Trust the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term "equity securities" does not include convertible debt securities.

Dividends

     Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Trust, out of assets of the Trust legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Trust on such record dates as shall be fixed by the Board of Trustees of the Trust.

     Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Trust fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Trust will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If any Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any capital shares of the Trust of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Shares, or any other capital shares of the Trust ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Shares, or any other capital shares of the Trust ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other capital shares of the Trust ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

Redemption

     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Trust, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Trust in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of the Trust, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of the Trust pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Trust or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Trust shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Trust ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Trust or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Trust and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Trust.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Trust. Each notice shall state: (i) the redemption date; (ii) the number and series of Preferred Shares to be redeemed; (iii) the address where Preferred Shares are to be surrendered for payment of the redemption price; (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (v) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, then, before any distribution or payment shall be made to the holders of any Shares or any other class or series of capital shares of the Trust ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Trust, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Trust legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Trust. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Trust ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Trust shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Trust with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

Voting Rights

     Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees of the Trust at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such shares of Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Trust will be increased by two Trustees.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Trust will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of the Trust into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Trust's Declaration of Trust or the Designating Amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof, provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion Rights

     The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Trust, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares and the listing on the AMEX of the Shares into which the Preferred Shares are convertible.

Limited Liability of Shareholders

     As discussed below under "Description of Shares of Beneficial Interest -- Limited Liability of Shareholders", the Trust Agreement provides that shareholders are not liable for assessment by the Trust and that the Trustees have no general power to bind them personally. The Trustees, however, may execute and deliver any instruments approved by the Trustees required by the Federal Housing Commissioner in case of the purchase of any property subject to a mortgage insured by the Federal Housing Administration ("FHA") or the obtaining of FHA insured financing for any existing or newly acquired property. The Trustees and shareholders are deemed to be bound by any such regulatory agreement to the extent and in the manner provided therein, notwithstanding the provisions of the Trust Agreement limiting the liability of Trustees and shareholders. The Trust Agreement further provides that the Trustees will insert in every instrument executed by the Trustees and creating an obligation of any kind a provision that neither they nor the shareholders shall incur any personal liability under such instrument and that the other party to the instrument shall look solely to the property of the Trust for payment. In the opinion of Cohen, Shapiro, Polisher, Shiekman and Cohen, general counsel to the Trust, under Pennsylvania law no personal liability will attach to any shareholder under any undertaking or written obligation containing such a provision. However, there may be liability in some jurisdictions which may decline to recognize a business trust as a valid organization. With respect to all types of claims in such jurisdictions, and with respect to tort claims, contract claims where the required provision is omitted, and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, shareholders may be personally liable for such obligations to the extent that the Trust does not satisfy such claims. The Trust carries insurance in amounts which the Trustees deem adequate to cover foreseeable tort claims.

Restrictions on Ownership

     As discussed below under "Description of Shares of Beneficial Interest -- Limitations on Transfers of Shares," for the Trust to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Trust in meeting this requirement, the Trust may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Trust's outstanding equity securities, including any Preferred Shares of the Trust. Therefore, the Designating Amendment for each series of Preferred Shares may contain provisions restricting the ownership and transfer of Preferred Shares.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

               DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

General

     The Trust is authorized to issue an unlimited number of Shares, each having a par value of $1.00 per share. Each Share has equal dividend and liquidation rights. The outstanding Shares are fully paid and non-assessable.

     Shareholders of the Trust do not have preemptive rights. Shareholders of record are entitled to cast one vote for each Share held on all matters presented for a vote of shareholders. Cumulative voting for the election of Trustees is not permitted. When a quorum is present at any meeting, the vote of the holders of a majority of the Shares present, either in person or by proxy, shall decide any question properly brought before the meeting.

     The Board of Trustees may, in its discretion, cause to be distributed ratably among the shareholders such portion of the cash available from operations, net profits, capital surplus or assets as it may from time to time deem proper. As described under "Federal Income Tax Consequences", if the Trust fails to distribute at least 95% of its real estate investment trust taxable income in each fiscal year (or in the following year prior to filing its federal tax return if the Trustees adopt a resolution to that effect), the Trust will be subject to tax on the portion of such income not distributed.

     The Shares currently outstanding are listed for trading on the American Stock Exchange ("AMEX"). The Trust will apply to the AMEX to list the additional Shares to be sold pursuant to any Prospectus Supplement, and the Trust anticipates that such Shares will be so listed.

     The Shares are not convertible or subject to redemption except in limited circumstances. See "Limitations on Transfer of Shares". The Shares are transferable on the books of the Trust upon surrender, endorsed in the same manner as corporate stock.

Registrar and Transfer Agent

     The transfer agent and registrar for the Shares is Mellon Bank, N.A., Pittsburgh, Pennsylvania.

Limited Liability of Shareholders

     The Trust Agreement provides that shareholders are not liable for assessment by the Trust and that the Trustees have no general power to bind them personally. The Trustees, however, may execute and deliver any instruments approved by the Trustees required by the Federal Housing Commissioner in case of the purchase of any property subject to a mortgage insured by the Federal Housing Administration ("FHA") or the obtaining of FHA insured financing for any existing or newly acquired property. The Trustees and shareholders are deemed to be bound by any such regulatory agreement to the extent and in the manner provided therein, notwithstanding the provisions of the Trust Agreement limiting the liability of Trustees and shareholders. The Trust Agreement further provides that the Trustees will insert in every instrument executed by the Trustees and creating an obligation of any kind a provision that neither they nor the shareholders shall incur any personal liability under such instrument and that the other party to the instrument shall look solely to the property of the Trust for payment. In the opinion of Cohen, Shapiro, Polisher, Shiekman and Cohen, general counsel to the Trust, under Pennsylvania law no personal liability will attach to any shareholder under any undertaking or written obligation containing such a provision. However, there may be liability in some jurisdictions which may decline to recognize a business trust as a valid organization. With respect to all types of claims in such jurisdictions, and with respect to tort claims, contract claims where the required provision is omitted, and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, shareholders may be personally liable for such obligations to the extent that the Trust does not satisfy such claims. The Trust carries insurance in amounts which the Trustees deem adequate to cover foreseeable tort claims.

Limitations on Transfer of Shares

     For the Trust to qualify as a real estate investment trust under the Code, not more than 50% of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals during the last half of the taxable year, and the Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Under the Trust Agreement, the Trustees are entitled to require the shareholders to disclose in writing such information as to their holdings as the Trustees deem necessary for the foregoing purposes. Moreover, if the Trustees, in good faith, are of the opinion that the direct or indirect ownership of Shares has or may become concentrated to an extent contrary to the applicable requirements of the Code, the Trustees are accorded the power to (i) redeem Shares by lot or other means deemed equitable by them for prices determined pursuant to the Trust Agreement and (ii) refuse to transfer the Shares.

                        SUMMARY OF TRUST AGREEMENT

The Trustees

     The Trustees are divided into three classes, with each member of a class elected for a term of three years or until his successor is duly elected and qualified. The eight Trustees who are presently serving have all been elected by the shareholders. The Trust Agreement provides that there will be not fewer than five nor more then fifteen Trustees. The Trustees are not required to furnish a bond. Trustees may resign at any time, but no resignation is effective until a successor is elected if its effect would be to reduce the number of Trustees below five. The Trustees may fill vacancies that shall have occurred as a result of an increase in the number of Trustees or by reason of the death, resignation or incapacity of any of the Trustees. A Trustee chosen by the other Trustees to fill a vacancy that has occurred as a result of an increase in the number of Trustees will serve until the next annual or special meeting of shareholders and until his successor is elected and qualified. A Trustee chosen by other Trustees to fill a vacancy created by reason of the death, resignation or incapacity of a Trustee will hold office for the full remaining term of the former Trustee and until his successor is elected and qualified. At such meetings to elect Trustees, the holders of a majority of shares represented will elect Trustees for the term of the class of Trustees being elected. The shareholders may also elect Trustees to fill a vacancy which the other Trustees have not filled. Two-thirds of the serving Trustees have the right at any time to remove any of their number, including a Trustee elected by the shareholders. A vacancy created by the removal of a Trustee by the other Trustees may be filled only by the shareholders at their next annual meeting or a special meeting called for that purpose unless there are fewer than five Trustees, in which event the remaining Trustees are required to elect a sufficient number of persons so that at least five will be serving. Regular meetings of the shareholders are held annually, and special meetings of the shareholders may be called upon proper notice.

     The concurrence of a majority of the Trustees present at any meeting where there is a quorum, or the written consent of a majority of the Trustees then serving, is necessary for the validity of any action taken. In no event may action be taken without the concurrence, at a meeting or by consent in writing, of at least four Trustees. A majority of the Trustees, provided that the majority consists of at least four Trustees, constitutes a quorum. However, if there are fewer than five Trustees, the remainder must act to fill vacancies to bring the total number of Trustees to at least five.

     The Trustees may hold legal title to the Trust's properties on its behalf or designate persons to so hold on behalf of the Trust. The Trustees have complete control of the conduct of the Trust's business, including investments, sales, leasing, issuance of additional shares, borrowing and distributions to shareholders without the necessity of securing shareholder approval.

Indemnification

     The Trustees are not liable for errors of judgment or any loss to the Trust in the absence of bad faith or self-dealing, willful misconduct or recklessness. Each Trustee is deemed to have acted reasonably and fairly. Each Trustee is also deemed to have exercised reasonable care, diligence and prudence and to have acted impartially as to all persons interested unless the contrary is proved by affirmative evidence. The Trustees (as well as agents or shareholders of the Trust) are indemnified from all claims or liabilities asserted against them by reason of their positions, other than liabilities for acts of bad faith, self-dealing, willful misconduct or recklessness.

Transactions with Trustees

     The Trustees may deal with the Trust by rendering services for reasonable compensation, buying property from or selling property to the Trust or otherwise. No Trustee shall have any liability for such transactions approved by a majority of the other Trustees, except for his bad faith or gross negligence, and any such Trustee may be counted in determining the existence of a quorum at any meeting of the Board which authorizes any such transaction and may vote thereat to authorize any such transaction.

Term

     The Trust's term is perpetual. The Trust's existence does not terminate automatically in the event the Trust fails to maintain its qualification as a real estate investment trust for tax purposes. However, a vote of two-thirds, but not fewer than four, of the Trustees can terminate the Trust at any time. If the Trust is terminated, shareholders will receive a distribution of the net assets after liquidation in proportion to their holdings. Death of a shareholder does not terminate the Trust nor entitle the decedent's legal representative to assert or exercise any rights with respect to the Trust. Instead, the legal representative succeeds to the rights and is subject to the liabilities of the decedent.

Amendments

     Amendments to the Trust Agreement can be made by the consent of two-thirds of the Trustees, but not fewer than four. However, no Amendment to increase the liability of shareholders shall be effective without the consent of the holders of two-thirds of the outstanding shares. In no event may there be an amendment requiring additional contributions from or assessments against shareholders.

Applicable Law

     The Trust Agreement provides that it shall be construed in accordance with Pennsylvania law.

                       DESCRIPTION OF SHARE WARRANTS

     The Trust may issue Share Warrants for the purchase of Shares. Share Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Trust and a bank or trust company, as warrant agent specified in the applicable Prospectus Supplement relating to the particular issue of Warrants (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Trust in connection with the Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Share Warrants. The following sets forth certain general terms and provisions of the Share Warrants offered hereby. Further terms of the Share Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement to be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Share Warrants.

     The applicable Prospectus Supplement will describe the terms of the Share Warrants to be issued, including, where applicable, the following: (1) the title of such Share Warrants; (2) the aggregate number of such Share Warrants; (3) the price or prices at which such Share Warrants will be issued; (4) the designation, number and terms of the Shares purchasable upon exercise of such Share Warrants; (5) the designation and terms of the other Securities offered thereby with which such Share Warrants are issued and the number of such Share Warrants issued with each such Security offered thereby; (6) the date, if any, on and after which such Common Share Warrants and the related Shares will be separately transferable; (7) the price at which each of the Shares purchasable upon exercise of such Share Warrants may be purchased; (8) the date on which the right to exercise such Share Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum number of such Share Warrants which may be exercised at any one time; (10) information with respect to book entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Share Warrants.

                       DESCRIPTION OF SHAREHOLDER RIGHTS

     The Trust may issue Shareholder Rights ("Rights") to its shareholders for the purchase of Shares. Rights may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Rights will be issued under a separate rights agreement (each, a "Rights Agreement") to be entered into between the Trust and a bank or trust company, as rights agent specified in the applicable Prospectus Supplement relating to the particular issue of Rights (the "Rights Agent"). The Rights Agent will act solely as an agent of the Trust in connection with the Rights and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Rights. The following sets forth certain general terms and provisions of the Rights offered hereby. Further terms of the Rights and the applicable Rights Agreements will be set forth in the applicable Prospectus Supplement to be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Rights.

     The applicable Prospectus Supplement will describe the terms of the Rights to be issued, including, where applicable, the following: (1) the date for determining the shareholders entitled to the Rights distribution; (2) the aggregate number of Shares purchasable upon exercise of such Rights and the exercise price; (3) the aggregate number of Rights being issued; (4) the date, if any, on and after which such Rights may be separately transferable; (5) the date on which the right to exercise such Rights shall commence and the date on which such Rights shall expire; (6) the minimum or maximum number of such Rights which may be exercised at any one time; (7) a discussion of certain federal income tax considerations; and (8) any other terms of such Rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such Rights. Rights will be exercisable for United States dollars only and will be in registered form only.

                     FEDERAL INCOME TAX CONSIDERATIONS

General

     The following discussion summarizes certain Federal income tax considerations that may be relevant to a prospective holder of Shares. Cohen, Shapiro, Polisher, Shiekman and Cohen, general counsel for the Trust, provided a letter to the Trust respecting the discussion under "Federal Income Tax Consequences", which has been filed as an Exhibit to the Registration Statement. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation

     General. The Trust is designed to qualify and has elected to qualify as a "real estate investment trust" ("REIT") under Sections 856-60 of the Code. The Trust believes that it is organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Trust intends to continue to operate in such a manner. No assurance, however, can be given that the Trust has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Trust's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Trust intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITS, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Trust, no assurance can be given that the Trust satisfies such tests or will continue to do so. See "Failure to Qualify" below.

     The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

     If the Trust qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. However, the Trust will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Under the Trust's Trust Agreement, the Trustees are entitled to require shareholders to disclose in writing such information as to their holdings as the Trustees deem necessary for the foregoing purposes. Moreover, if the Trustees, in good faith, are of the belief that the direct or indirect ownership of Shares has or may become concentrated to an extent contrary to the applicable requirements of the Code, the Trustees are accorded the power to (i) redeem Shares by lot or other means deemed equitable by them for prices determined pursuant to the Trust Agreement and (ii) refuse to transfer the Shares.

     Income Tests. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REITs gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Trust will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Trust does not anticipate receiving rents in excess of five (5%) percent of gross revenue that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Trust generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Trust derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Trust are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant".

     The Trust believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Trust to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

     If the Trust fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Trust would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

     Asset Tests. The Trust, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Trust's total assets must be represented by "real estate assets", cash, cash items and government securities; (ii) not more than 25% of the Trust's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT) owned by the Trust may not exceed 5% of the value of the Trust's total assets, and the Trust may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT).

     Annual Distribution Requirements. To qualify as a REIT, the Trust generally must distribute to its shareholders at least 95% of its income each year. In addition, the Trust will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates and also may be subject to a 4% excise tax on undistributed income in certain events.

     The Trust believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Trust, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Trust may arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

     Effects of Tax Status of Partnerships and Joint Ventures on REIT Qualification. There are number of properties in which the Trust has a partial interest that are owned by partnerships in which the Trust or its wholly owned subsidiary is a general partner or joint ventures in which the Trust has substantially the same powers as a general partner. The Trust believes that each of the partnerships and joint ventures qualifies for tax purposes as a partnership (and not as an association taxable as a corporation). If, however, one or more of such partnerships or joint ventures were treated as an association taxable as a corporation, the Trust could fail to qualify as a REIT for a number of reasons. For example, see "--Income Tests" and "--Asset Tests" above.

     Failure to Qualify. If the Trust fails to qualify for taxation as a REIT in any taxable year, the Trust will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Trust also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief.

Taxation of Shareholders

     Taxation of Taxable Domestic Shareholders. As long as the Trust qualifies as a REIT, distributions made to the Trust's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Trust's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Shares, they will be included in income as long-term capital gain (or short-term capital gain if the Shares have been held for one year or less), assuming the Shares are a capital asset in the hands of the shareholder.

     In general, a domestic shareholder will realize capital gain or loss on the disposition of Shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such Shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Loss upon a sale or exchange of Shares by a shareholder who has held such Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Trust required to be treated by such shareholder as long-term capital gain.

     Under certain circumstances, domestic shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

     Taxation of Tax-Exempt Shareholders. The Trust does not expect that distributions by the Trust to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code and the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

     Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Trust of U.S. real property interests and not designated by the Trust as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Trust. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Trust will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of Shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Trust.

     For any year in which the Trust qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Trust of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alterative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Trust is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Trust as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Trust is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Trust believes that it is a "domestically controlled REIT," and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

Other Tax Considerations

     State and Local Taxes. The Trust and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Trust and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Shares of the Trust.

                           PLAN OF DISTRIBUTION

     The Trust may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Trust also may, from time to time, authorize underwriters acting as the Trust's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Trust to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Trust, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Trust will authorize underwriters or other persons acting as the Trust's agents to solicit offers by certain institutions to purchase Securities from the Trust at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each of the Contracts will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Trust. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Trust shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Trust and its Subsidiaries in the ordinary course of business.

                               LEGAL MATTERS

     The legality of the Debt Securities, the Preferred Shares, the Shares, the Share Warrants and the Rights offered hereby will be passed upon for the Trust by Cohen, Shapiro, Polisher, Shiekman and Cohen, general counsel to the Trust. Cohen, Shapiro, Polisher, Shiekman and Cohen will also pass on certain aspects of limited liability of shareholders of the Trust and certain federal income tax matters respecting the Trust. Sylvan M. Cohen, Chairman of the Board and Chief Executive Officer of the Trust, and Robert Freedman, a Trustee of the Trust, are partners of Cohen, Shapiro, Polisher, Shiekman and Cohen. Messrs. Cohen and Freedman and other attorneys in such firm, including those participating in the representation of the Trust, individually and together with members of their families, are beneficial owners of shares of the Trust.

                                  EXPERTS

     The financial statements and financial statement schedules of the Trust as of August 31, 1994, and for each of the years in the three-year period ended August 31, 1994, appearing in the Trust's Annual Report (Form 10-K) for the year ended August 31, 1994, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and financial statement schedules are incorporated herein in reliance upon the reports of Arthur Andersen LLP pertaining to such financial statements and financial statement schedules in reliance upon the authority of such firm as experts in giving said reports. Future financial statements and financial statement schedules of the Trust and the reports thereon of Arthur Andersen LLP will be incorporated herein by reference in reliance upon the authority of that firm as experts in giving those reports to the extent that that firm has audited said financial statements and financial statement schedules and consented to the use of their reports thereon.

===============================================================================

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with any offering to be made by the Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Trust. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Securities, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Trust since the date hereof.


                               _________________

                               TABLE OF CONTENTS

                                   PROSPECTUS


                                                                          Page
                                                                          -----
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Incorporation of Certain Documents by
     Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
The Trust. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Certain Risk and Other Factors . . . . . . . . . . . . . . . . . . . . . .   5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Ratio of Earnings to Fixed Charges . . . . . . . . . . . . . . . . . . . .  14
Description of Debt Securities . . . . . . . . . . . . . . . . . . . . . .  15
Description of Preferred Shares of
     Beneficial Interest . . . . . . . . . . . . . . . . . . . . . . . . .  31
Description of Shares of
     Beneficial Interest . . . . . . . . . . . . . . . . . . . . . . . . .  39
Summary of Trust Agreement . . . . . . . . . . . . . . . . . . . . . . . .  41
Description of Share Warrants. . . . . . . . . . . . . . . . . . . . . . .  43
Description of Shareholder Rights. . . . . . . . . . . . . . . . . . . . .  44
Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . . . . .  44
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52


==============================================================================

==============================================================================


                           PENNSYLVANIA REAL ESTATE
                               INVESTMENT TRUST








                                  $200,000,000






                                _______________


                                   PROSPECTUS

                                _______________












                                   ___, 1995





=============================================================================

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

     Registration Fee. . . . . . . . . .  $ 68,966
     Fees of Rating Agencies . . . . . .         *
     Printing and Duplicating Expenses .         *
     Legal Fees and Expenses . . . . . .         *
     Accounting Fees and Expenses. . . .         *
     AMEX Fees . . . . . . . . . . . . .         *
     Blue Sky Fees and expenses. . . . .         *
     Miscellaneous . . . . . . . . . . .         *
     Total . . . . . . . . . . . . . . .         *

     * To be supplied by a post-effective amendment which will include a Prospectus Supplement describing the Securities to be offered.

Item 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Reference is made to Section 12 of the Trust Agreement, as amended and restated December 16, 1987, incorporated herein as Exhibit 3 by reference to
Exhibit 3.1 to the Trust's Annual Report on Form 10-K for the fiscal year ended August 31, 1988.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions described under this Item 15 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such Trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. Exhibits

     *5.1 - Opinion of Cohen, Shapiro, Polisher, Shiekman and Cohen regarding legality of the Securities

     *To be supplied by a post-effective amendment which will include a Prospectus Supplement describing the Securities to be offered.

ITEM 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof, and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such Trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes, in connection with securities to be offered pursuant to warrants or shareholder rights, to supplement the applicable prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     The undersigned registrant hereby undertakes to file an application for purposes of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on September 7, 1995.

                              PENNSYLVANIA REAL ESTATE INVESTMENT
                              TRUST

                              By:  /s/ Jonathan B. Weller
                                   --------------------------------------
                                   Jonathan B. Weller,
                                   President and Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                 Title                              Date
     ---------                 -----                              ----
(1) Principal Executive Officer

*SYLVAN M. COHEN            Chairman of the Board          September 7, 1995
                               and Chief Executive
                               Officer

(2) Principal Operating Officer

/s/ Jonathan B. Weller       President; Chief Operating    September 7, 1995
------------------------       Officer and Trustee
Jonathan B. Weller

(3) Principal Financial Accounting Officer

/s/ Dante J. Massimini         Senior Vice President -     September 7, 1995
----------------------         Finance and Treasurer
Dante J. Massimini

(4) Trustees

*WILLIAM R. DIMELING           Trustee                     September 7, 1995

*JACK FARBER                   Trustee                     September 7, 1995

*ROBERT FREEDMAN               Trustee                     September 7, 1995

LEE H. JAVITCH                 Trustee

SAMUEL J. KORMAN               Trustee

*JEFFREY P. ORLEANS            Trustee                     September 7, 1995

*ROBERT C. ROGERS              Trustee                     September 7, 1995


(4) Attorney in Fact

*By: /s/ Jonathan B. Weller    Attorney in Fact            September 7, 1995
    ------------------------
         Jonathan B. Weller

                               EXHIBIT INDEX


Exhibit        Exhibit
Number         Description
------         -----------

  *3    -    Trust Agreement as Amended and Restated December 16, 1987,
             incorporated herein by reference to Exhibit 3.1 to Registrant's
             Annual Report on Form 10-K for the fiscal year ended August 31,
             1988.

  *4.1  -    Form of Senior Indenture

  *4.2  -    Form of Subordinated Indenture

 **5.1  -    Opinion of Cohen, Shapiro, Polisher, Shiekman and Cohen regarding legality of the Securities

  *5.2  -    Opinion of Cohen, Shapiro, Polisher, Shiekman and Cohen regarding limited liability of shareholders

  *8    -    Tax Opinion of Cohen, Shapiro, Polisher, Shiekman and Cohen

  *12   -    Calculation of Ratio of Earnings to Fixed Charges

  *23.1 -    Consent of Arthur Andersen LLP

  *23.3 - Consent of Cohen, Shapiro, Polisher, Shiekman and Cohen (included in Exhibits 5.2 and 8)

  *24   -    Power of Attorney (filed as part of the signature page to the
             Registration Statement)

**To be filed by amendment.
 *Previously filed.